Exhibit 15.2

CONSENT OF AUTHOR

The Board of Directors of Bridgeport Ventures Inc.

Reference is made to the technical reports (the “Technical Reports”) entitled “Summary Report on the Rosario Copper-Gold Project, Region III, Atacama, Chile” (December 2009) and “Summary Report on the Nevada Gold Project Portfolio Comprising the Blackrock, Argentite, Bellview and Horsethief Gold Projects, USA” (November 2010), each of which the undersigned has prepared for Bridgeport Ventures Inc.

I have reviewed and approved the summaries of and extracts from the Technical Reports prepared to be filed with the Amendment No. 1 to the Annual Report on Form 20-F for the Fiscal Year Ended April 30, 2011 of Bridgeport Ventures, Inc. and confirm that the summaries and extracts fairly and accurately represent the information in the Technical Reports. I hereby consent to the written disclosure of my name, and reference to the Technical Reports in the public filing of the Amendment No. 1 to the Annual Report on Form 20-F for the Fiscal Year Ended April 30, 2011 of Bridgeport Ventures Inc. with the U.S. Securities and Exchange Commission.

Dated: July 18, 2012

/s/ Matthew Gray
Matthew Gray, Ph.D., C.PG.